INDEPENDENT AUDITOR'S CONSENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Global Industries, Ltd.'s (the "Company") Registration Statement Nos. 33-58048, 33-89778, and 333-69949 on Form S-8 and in Registration No. 333-86325 on Form S-3 of our reports dated March 14, 2005,  relating to the consolidated financial statements and financial statement schedule of  Global Industries, Ltd. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/  DELOITTE & TOUCHE LLP

Houston, Texas
March 14, 2005